Exhibit 16.01

September 17, 2012

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated September 12, 2012, of CirTran Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm.  We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Sadler Gibb & Associates, LLC.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.